EXHIBIT 99.3

CONTRIBUTION

THIS CONTRIBUTION (this “Contribution”) is made effective as of 6:00 p.m. Eastern Standard Time on the 1st day of November, 2002, by Cornerstone Propane GP, Inc., a California corporation (“GP Inc.”).

1.             Contribution of Incentive Distribution Rights and Subordinated Units.  GP Inc. hereby irrevocably contributes to Cornerstone Propane Partners, L.P. (the “MLP”) all of its right, title and interest in all of its Incentive Distribution Rights (as defined in the MLP Partnership Agreement) and all of its 5,677,040 Subordinated Units representing limited partner interests in the MLP.

2.             Entire Contribution of Limited Partner Interest.  The contribution described in 1 above constitutes all of the limited partner interests in the MLP held by GP Inc.

3.             Acknowledgment.  GP Inc. hereby acknowledges that this Contribution does not (i) diminish any of GP Inc.’s responsibilities, obligations or duties to either the MLP or Cornerstone Propane, L.P. (the “OLP”), (ii) constitute a contribution of its management rights as the Managing General Partner (as defined in the amended and restated agreements of limited partnership of the MLP and the OLP), (iii) constitute a withdrawal of the Managing General Partner, or (iv) constitute a waiver of the Managing General Partner’s rights or obligations of reimbursement or indemnity under the aforementioned partnership agreements.  GP Inc. intends to be, and will remain, the Managing General Partner without an economic interest in both the MLP and the OLP.

4.             Waiver and Consent.  Notwithstanding anything else contained herein, GP Inc. acknowledges that it waives any and all rights to receive any allocations of income, gain, loss, deductions, distributions or payments (other than for reimbursement, indemnification or similar rights) as described in the amended and restated agreements of limited partnership of the MLP or OLP, or otherwise in connection with the limited partner interests being contributed hereby.  GP Inc. further acknowledges that it consents to any future amendments made to the amended and restated agreements of limited partnership of the MLP or OLP to reflect or accomplish the contribution described above.

5.             Governing Law.  This Contribution is governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware.

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IN WITNESS WHEREOF, GP Inc. has executed and delivered this Contribution as of the date first set forth above.

CORNERSTONE PROPANE GP, INC.

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board

Accepted by:

CORNERSTONE PROPANE PARTNERS, L.P.

By:	Cornerstone Propane GP, Inc.,
as managing general partner

By:	/s/ M.D. LEWIS
Name: M.D. Lewis
Title: Chairman of the Board